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Exhibit 5.28

Consent of Independent Registered Chartered Accountants

        We consent to the incorporation by reference in this Registration Statement on Form F-10 of Yamana Gold Inc. of our reports dated March 26, 2007, relating to the consolidated financial statements of Yamana Gold Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 40-F of Yamana Gold Inc. for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Circular, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
September 27, 2007

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Consent of Independent Registered Chartered Accountants